UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010

MIMEDX GROUP, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-52491	26-2792552
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Livingston Court SE, Suite B Marietta, GA	30067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 384-6720

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Michael J. Culumber’s employment as the Company’s Chief Financial Officer terminated effective January 15, 2010.

(c) Effective January 15, 2010, the Company’s Board of Directors appointed Michael J. Senken as the Corporation’s Chief Financial Officer. The Board has agreed to compensate Mr. Senken with an annual base salary of $170,000 and agreed that Mr. Senken would be eligible to participate in such incentive plan for executive officers as may be approved by the Compensation Committee of the Board of Directors, with an annual target bonus equal to 30% of his base salary. The Board granted Mr. Senken options to purchase 150,000 shares of the Company’s Common Stock. So long as Mr. Senken is still employed by the Company, one-third of the options will vest on each anniversary of the date of grant. The Board also agreed that if, at a subsequent date, the Board amends the Company’s 2006 Assumed Stock Incentive Plan to increase the number of shares available for issuance under the plan by at least 100,000 shares, then, subject to any requisite shareholder approval, on the effective date of the amendment, Mr. Senken will be granted options to purchase an additional 100,000 shares of the Company’s Common Stock, with the same vesting provisions as described above.

Mr. Senken, age 51, was Vice President and Chief Financial Officer of Park ‘N Fly, Inc. from August 2007 to September 2009. From August 2005 to August 2007, Mr. Senken was Vice President & Chief Financial Officer of Patient Portal Technologies (OTCBB:PPRG). From June 2005 to August 2005, Mr. Senken was a consultant for JC Jones LLC. From 2002 to 2004, Mr. Senken was Senior Vice President & General Manager-Broadband Consumer Lifestyle for Philips Consumer Electronics. Prior thereto, Mr. Senken was employed by Philips Broadband Networks, serving as Senior Vice President & General Manager from 1996-2002, as Vice President and Chief Financial Officer from 1986 to 2002, and as Controller from 1983 to 1986. From 1980 to 1983, Mr. Senken was an auditor for Philips Electronics North America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: January 15, 2010	By: /s/ Michael J. Senken
Michael J. Senken, Chief Financial Officer

2